Exhibit (a)(4)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                         Helene Curtis Industries, Inc.
                                       at
                              $70.00 Net Per Share
                                       by
                       Conopco Acquisition Company, Inc.
                          a wholly owned subsidiary of
                                 Conopco, Inc.
                                a subsidiary of
                                 Unilever N.V.
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
  YORK CITY TIME, ON MONDAY, MARCH 18, 1996, UNLESS THE OFFER IS EXTENDED.

                                                               February 20, 1996

To Brokers, Dealers, Banks,
  Trust Companies and Other Nominees:

    We have been engaged by Conopco Acquisition Company, Inc., a Delaware corporation (the "Purchaser"), which is a wholly owned subsidiary of Conopco, Inc., a New York corporation ("Parent"), which is indirectly owned 75% by Unilever N.V., a Dutch corporation, and 25% by Unilever PLC, a company organized under the laws of England and Wales, to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.50 per share (the "Shares"), of Helene Curtis Industries, Inc., a Delaware corporation (the "Company"), at $70.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated February 20, 1996 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

    Enclosed herewith are copies of the following documents:

        1. Offer to Purchase dated February 20, 1996;

        2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

        3. The Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

        4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5. Notice of Guaranteed Delivery;

        6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        7. Return envelope addressed to Morgan Guaranty Trust Company of New York, the Depositary.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, TOGETHER WITH THE CLASS B SHARES (AS DEFINED IN THE OFFER TO PURCHASE) SUBJECT TO THE STOCKHOLDER AGREEMENT (AS DEFINED IN THE OFFER TO PURCHASE), WOULD CONSTITUTE A MAJORITY OF THE COMBINED VOTING POWER OF ALL OUTSTANDING SHARES AND CLASS B SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE (ASSUMING FOR SUCH DETERMINATION THAT EACH CLASS B SHARE SUBJECT TO THE STOCKHOLDER AGREEMENT IS ONLY ENTITLED TO ONE VOTE PER CLASS B SHARE) AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

    WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 18, 1996, UNLESS THE OFFER IS EXTENDED BY THE PURCHASER.

    The Board of Directors of the Company has unanimously approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and unanimously recommends that stockholders of the Company accept the Offer and tender their Shares.

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 13, 1996 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share and Class B Share (other than Shares and Class B Shares owned by the Company as treasury stock or by any subsidiary of the Company, Parent, the Purchaser or any other subsidiary of Parent or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive $70.00 per Share or Class B Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

    Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

    Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                       Very truly yours,
                                       MORGAN STANLEY & CO.
                                          Incorporated

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.